Exhibit 4.4

COMBINED

PLACEMENT ACCEPTANCE & CONFIRMATION OF REGISTRATION ADVICE

This form must be completed, signed and dated, and should be returned as soon as possible, either by facsimile (Fax No: +0011 [            ] or to a placement agent to the Placement:

To:	Novogen Limited [insert address]

Attn:

Dear Sirs,

PART ONE

1.	Placement of 10,950,000 million shares in Novogen Limited at AUD$0.125 each together with options to purchase 10,950,000 million shares (“the Placement Securities”).

We refer to the Placement Confirmation Letter from Novogen Limited (“the Company”) dated December     , 2014 (“the Placement Letter”) regarding the placement by the Company of ordinary shares and options to purchase                  million shares pursuant to options.

We are pleased to confirm our irrevocable agreement to subscribe for the following on the terms and conditions set out in the Placement Letter:

Placement Securities	No.	Total Amount
Ordinary shares (at AUD$0.125 per share)	10,950,000	AUD$	1,368,750

Options (each to acquire one share), having an exercise price of AUD$0.15 and an expiry date five (5) years from date of issue	10,950,000		Nil (free attaching)

2.	Acknowledgement

The undersigned hereby confirms (for the benefit of the Company, its directors, officers, employees, advisors and affiliates) the various representations, warranties and agreements contained in the Placement Letter, including those set forth in paragraph 9 of the Placement Letter.

Investor Details

Investor:	Hudson Bay Master Fund Ltd.
(full name and ABN)	(Print)

Settlement Contact Name:	Shilpi Shah
(Print)

Telephone:	646-825-2187	Facsimile:	646-825-2187
(include country and area codes)

Authorised Signatory

Signature:	/s/ Yoav Roth	Date:	12/16/14

Name:	Yoav Roth	Title:	Authorized Signatory

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